Exhibit 99.1

Nephros Announces Acquisition of GenArraytion, Inc.

Strategic Acquisition Accelerates Pathogen Detection Product Development

SOUTH ORANGE, NJ, July 12, 2021 – Nephros, Inc. (Nasdaq: NEPH), a leading water technology company providing filtration and pathogen detection solutions to the medical and commercial markets, today announced that it has acquired substantially all of the assets of Rockville, MD-based GenArraytion, Inc.

GenArraytion is a recognized market leader in infectious disease monitoring and measurement. This acquisition will give Nephros access to GenArraytion’s many proprietary assays, multiplexing technology, and selection methods for detecting waterborne pathogens and other microorganisms using Polymerase Chain Reaction (PCR) technology. GenArraytion’s assets will be integrated into the Nephros Pathogen Detection Systems platform.

“The strategic acquisition of GenArraytion further cements our position in the emerging PCR testing market for waterborne pathogens, expanding our abilities to detect and mitigate the spread of infectious disease in premise plumbing,” said Andy Astor, Chief Executive Officer of Nephros. “In addition to acquiring GenArraytion’s MultiFLEX® Bioassays and other technologies, Dr. R. Paul Schaudies, GenArraytion’s Chief Executive Officer, will partner with our own Dr. Kimothy Smith, Vice President of Pathogen Detection Systems. Working together, our unified organization will provide customers the ability to use on-site testing with fast, accurate, and actionable data as part of their water management programs.”

About the acquisition, Dr. Schaudies said, “Our team at GenArraytion has spent over thirteen years developing infectious disease diagnostics for hospital-acquired infections and other water safety targets. Joining Nephros will enhance our ability to commercialize our broad array of MultiFLEX bioassays. I am very much looking forward to partnering with the Nephros team and realizing our shared vision around water safety.”

About Nephros

Nephros is a leading water technology company in medical and commercial water purification and pathogen detection, headquartered in the USA. Our diverse team of passionate employees is dedicated to advancing point-of-use water safety through education, product solutions, and emergency outbreak response management.

For more information about Nephros, please visit www.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding the benefits expected from the acquisition of GenArraytion’s assets, the expected plan to integrate GenArraytion into Nephros’s operations and other statements that are not historical facts, including statements that may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including unexpected delays in or unforeseen consequences of the integration of GenArraytion, the impact of the ongoing COVID-19 pandemic, uncertainty in clinical outcomes, potential delays in the regulatory approval process, changes in business, economic and competitive conditions, the availability of capital when needed, dependence on third-party manufacturers and researchers, regulatory reforms, uncertainties in litigation or investigative proceedings, and the availability of financing. These and other risks and uncertainties are detailed in Nephros’s reports filed with the U.S. Securities and Exchange Commission. Nephros does not undertake any responsibility to update the forward-looking statements in this release.

Investor Relations Contacts:

Kirin Smith, President

PCG Advisory, Inc.

(646) 823-8656

ksmith@pcgadvisory.com

Andy Astor, CEO

Nephros, Inc.

(201) 345-0824

andy@nephros.com